Exhibit 99.1

Bloggerwave to Introduce Innovative Targeted Press Campaigns in Partnership with Leading Press Relations Businesses

MOUNTAIN VIEW, CA--(Marketwire - 04/13/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), an innovative commercial blogging company, announced today that it is developing an innovative method of targeting press release campaigns leveraging its international network of bloggers.

The Company is currently in discussion with a major press relations company in Europe and expects to partner with a similar company in the U.S. in the near future.

"This is an inventive new way to send out press releases, using bloggers to target specific end users defined by their personal interests, geographic locations, age, and other characteristics. Through our network of more than 40,000 bloggers in Europe and the U.S., businesses will be able to reach specific groups of consumers with 'news they can use,' thus achieving greater awareness and increased ROI," said Urik Thomsen, Director of Bloggerwave. "This is easy and profitable for both bloggers and for advertisers alike -- far more effective than spam email and the like. We have received very positive interest from press relations companies serving large clients in Europe and we are hoping to find an American partner very soon as well."

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind in Europe and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors. The Company currently has offices in the United States and Europe, and a virtual presence worldwide.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc. visit www.bloggerwaveinc.com